UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2015

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 East Kendall Street Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 19, 2015, the Board of Directors (the “Board”) of AVEO Pharmaceuticals, Inc. (the “Company”) appointed Keith S. Ehrlich to the position of chief financial officer of the Company. Mr. Ehrlich has acted as a financial consultant to the Company since February 2015.

Mr. Ehrlich, age 64, most recently worked with Synta Pharmaceuticals, Inc. (“Synta”), serving as Synta’s vice president of finance and administration from March 2004 until February 2015, and as its chief financial officer from October 2006 to December 2014. From November 2003 to February 2004, he served as a financial consultant to Synta. Prior to his work at Synta, Mr. Ehrlich was vice president, finance and administration and chief financial officer and treasurer at Argentys Corporation, a private software development company, a senior vice president, finance and administration, chief financial officer and treasurer of Dyax Corp., a publicly traded biopharmaceutical company, a vice president, finance and administration and chief financial officer and treasurer of Ora Vax, Inc., a publicly traded biopharmaceutical company since acquired by Acambis plc, and a treasurer and director of finance of Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Mr. Ehrlich was an auditor with Coopers & Lybrand LLP for approximately 10 years. Mr. Ehrlich received his B.A. in Biology from Drew University and his M.B.A. in Finance and Accounting from Rutgers University, and is a certified public accountant.

On April 21, 2015, the Company extended Mr. Ehrlich an offer letter. The offer letter provides for an annual base salary of $300,000 and also provides that Mr. Ehrlich is eligible for an annual bonus of up to 40% of his base salary, based on the achievement of performance goals as determined at the discretion of the board. Pursuant to the letter, Mr. Ehrlich is entitled to receive a one-time bonus of $75,000, to be paid in two installments, (i) $50,000 if Mr. Ehrlich is an employee of the Company on December 31, 2015 and (ii) $25,000 if Mr. Ehrlich is an employee through March 31, 2016. Mr. Ehrlich is also eligible to participate in the Company’s Key Employee Change in Control Severance Benefits Plan.

In addition, the independent members of the Board, upon the recommendation of the compensation committee of the Board, approved a grant to Mr. Ehrlich of an option to purchase 400,000 shares of the Company’s common stock, whereby 25% of the option will become exercisable on the first anniversary of Mr. Ehrlich’s first date of hire and the remaining portion of the option will vest in 36 equal monthly installments thereafter, and such option will have a per share exercise price equal to the closing sale price of the Company’s common stock on the NASDAQ Global Market on the date of grant. Furthermore, the exercise period for the first 25% of Mr. Ehrlich’s option that vests on his first anniversary of his date of hire will be extended from three months post termination to one year post-termination. The remaining 75% of his option will have the standard exercise period of three months post termination. This provision will not apply in the event of termination for death, disability or termination for cause, in which cases, the standard provisions will apply.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date:	April 22, 2015

By:	/s/ Michael Bailey
Michael Bailey
President and Chief Executive Officer